Exhibit 99.1

Comstock Homebuilding Companies, Inc. Acquires 424-Unit Condominium Conversion Project in Fairfax, Virginia

RESTON, Va., Feb 03, 2005 /PRNewswire-FirstCall via COMTEX/ — Comstock Homebuilding Companies, Inc. (Nasdaq: CHCI) today announced that it closed on the $75 million acquisition of a 424-unit condominium conversion project in the Fair Oaks area of Fairfax, Virginia. Financing for the project was provided by Corus Bank, NA. The property will undergo significant improvements and is scheduled to open for sales in February. Settlements with condominium purchasers will begin in mid-2005.

“This is a tremendous property located in the heart of Fairfax County, Virginia where the market is extremely supply constrained,” said Chris Clemente, founder and CEO. “In keeping with our market focus this property will be repositioned as a condominium community with value-priced homes designed for first time and early move-up home buyers. Comstock will be investing several million dollars in upgrades to the property including exterior facades, HVAC units, flooring, balconies and more. This will be a great addition to our already diverse portfolio of new home developments throughout the greater Washington DC metropolitan area.”

About Comstock Homebuilding Companies, Inc.

Comstock is a production homebuilder that develops, builds, and markets single-family homes, townhouses, and condominiums. The Company currently operates in the Washington, D.C. and Raleigh, North Carolina markets where it targets a diverse range of buyers, including first-time, early move-up, secondary move-up, empty nester move-down and active adult home buyers. For more information on Comstock, please visit http://www.comstockhomebuilding.com.

Comstock Homebuilding Companies, Inc. completed an initial public offering on December 14, 2004. The company will report operating results for the year ended December 31, 2004 later this quarter.

This press release includes “forward-looking statements” within the meaning of the federal securities laws, which involve uncertainties and risks. These include statements regarding events or developments that the Company expects or anticipates will occur in the future, such as statements about the Company’s strategies to improve operating performance. Please refer to the Company’s prospectus and its other filings with the Securities and Exchange Commission for a complete discussion of these and other important factors that could cause results to differ materially from those projected by these forward-looking statements.

SOURCE Comstock Homebuilding Companies, Inc.

Al Black of Qorvis Communications, +1-703-744-7833 or ablack@qorvis.com, for Comstock Homebuilding Companies, Inc.